PROSPECTUS SUPPLEMENT                           REGISTRATION NO.  333-43766
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)


                             [HOLDERS SOFTWARE LOGO]


                        1,000,000,000 Depositary Receipts
                           Software HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Software HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Software HOLDRS" section of the base prospectus shall be replaced with the following:


                                                                                  Primary
                                                                   Share          Trading
              Name of Company                       Ticker        Amounts         Market
     ------------------------------------------    ---------    -----------    ------------
     Adobe Systems Incorporated                       ADBE          13.38         NASDAQ
     BMC Software, Inc.                               BMC             7            NYSE
     Check Point Software Technologies Ltd.           CHKP            6           NASDAQ
     CA, Inc.                                          CA            17            NYSE
     Intuit Inc. (1)                                  INTU           12           NASDAQ
     Microsoft Corporation                            MSFT           30           NASDAQ
     Nuance Communications Inc.                       NUAN           .77          NASDAQ
     Openwave Systems Inc.                            OPWV         0.6667         NASDAQ
     Oracle Corporation                               ORCL           24           NASDAQ
     SAP AG-preference shares *                       SAP            16            NYSE
     Sapient Corporation                              SAPE            3           NASDAQ
     Symantec Corporation                             SYMC         7.8694         NASDAQ
     TIBCO Software Inc.                              TIBX            5           NASDAQ
     ----------------------------------------


     (1) Effective July 12, 2006, the quantity of shares of Intuit Inc. (NASDAQ: "INTU") represented by each 100 share round lot of Software HOLDRS increased to 12 shares (from 6) due to the 2 for 1 stock split of Intuit Inc.

* The preference shares of this non-U.S. company trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional factors to consider with respect to an investment in a non-U.S. company.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is September 30, 2006.